Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000
CBIZ BOARD APPROVES CONTINUATION OF STOCK PURCHASE PLAN
AUTHORIZED TO PURCHASE UP TO 5 MILLION SHARES OF ITS COMMON STOCK
Cleveland, Ohio (February 24, 2009)—CBIZ, Inc. (NYSE: CBZ) today announced that on February 19, 2009, the Board of Directors of CBIZ, Inc. authorized the purchase of up to 5 million shares of its outstanding common stock to be obtained in open market or privately negotiated purchases through March 31, 2010. This authorization replaces the 5 million share authorization currently in place which expires on March 31, 2009.
As of December 31, 2008, CBIZ had approximately 62.6 million shares of diluted weighted average common stock outstanding. CBIZ continues to generate significant cash flow from operations. This cash flow will be deployed to fund the continued growth of operations, fund future acquisitions, and to repurchase shares of common stock as authorized by the Board of Directors.
CBIZ’s Board of Directors believes that the repurchase plan is a prudent use of the Company’s financial resources, and that investing in its own shares is an attractive use of capital and an efficient means to provide value to CBIZ stockholders. CBIZ anticipates that it will obtain all of the funds necessary to purchase shares under the repurchase program, and to pay related fees and expenses, from operating cash flow and by borrowing under its current credit facility. This authorization allows such purchases to the extent permitted under the Company’s current or any future credit facility, without further amendment.
CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with financial services which include accounting and tax, internal audit, merger and acquisition advisory, and valuation. Employee services include group benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, healthcare consulting and medical practice management. These services are provided through more than 140 Company offices in 36 states.
6050 Oak Tree Boulevard, South • Suite 500 • Cleveland, OH 44131 • Phone (216) 447-9000 • Fax (216) 447-9007